Explanation of Responses:

(1) On August 15, 2003, Micro Investment, LLC, a Delaware limited liability company ("Micro LLC"), acquired 131,171 shares of common stock, par value $0.001 per share, of Micro Therapeutics, Inc., a Delaware corporation (the "Company"), as liquidated damages for the Company's failure to have a registration statement under that certain Securities Purchase Agreement, dated as of September 3, 2002, by and among the Company, Micro LLC and the other investors identified on the signature pages thereto, declared effective by the Securities and Exchange Commission by March 31, 2003. The amount of the damages was $587,382.69, or approximately $4.478 per share of common stock.

(2) The stockholder is Micro LLC, of which Vertical Fund I, L.P., a Delaware limited partnership ("VFI"), and Vertical Fund II, L.P., a Delaware limited partnership ("VFII"), are members. The reporting person, a director of the Company, is a general partner of The Vertical Group, L.P., a Delaware limited partnership, the sole general partner of VFI and VFII. By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, as amended, the reporting person may be deemed to be the beneficial owner of the shares owned by Micro LLC, although he disclaims beneficial ownership of those shares, except to the extent of any indirect pecuniary interest therein.